Exhibit 10.4

Amendment No. 3

To

Lease Agreement

Amendment No. 3 dated this 26th day of December, 2001 to the Lease Agreement dated September 23, 1993 between Gerstell Development Limited Partnership (“Gerstell”) and Sinclair Media I, Inc., whose name was changed from WPGH, Inc., as amended (“Sinclair”) (the “Lease”)

WITNESSETH

WHEREAS, Gerstell and Sinclair entered into the Lease, as amended; and

WHEREAS, the parties desire to correct and to update additional information that is relevant to the Lease;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in the Lease, and herein, the parties hereby agree as follows:

1.               In 1997, Sinclair improved the Property by building a 13,000 square foot building adjacent to the existing Building (the “New Building”).  The New Building is a stand-alone building which is and continues to be owned by Sinclair.  Gerstell continues to own, and to lease to Sinclair, the land on which the New Building was built.  Attached hereto as Exhibit A is a legal description of the New Building.

2.               Amendment No. 1 is hereby amended by replacing Section 1 of the Lease (see paragraph three of Amendment No. 1) with the following:

“Term.  The Lease shall have an Extension Term expiring on August 31, 2007.  Provided that Tenant is not in material default and provided that Tenant gives written notice exercising the option within ninety (90) days before the then current term expires, Tenant shall have four (4) options to extend this Lease, each for a period of seven (7) years (each period of extension is hereinafter called an “Extension Term” and the Original Term together with any Extension Term (s) is hereinafter called the “Term”).  The Lease will have an annual rent of $251,167.20 payable in advance in equal monthly installments of $20,930.60 for the period of September 1, 2000-August 30, 2001.  On each subsequent anniversary of the Lease, the rent shall increase by five (5) percent.”

In addition, there shall be an additional monthly installment of $9,456.23 which shall be rent due from Sinclair for Sinclair’s rental of the land on which the New Building has been built.

3.               Right of First Refusal.  If, during the term of this Agreement, Gerstell receives a bona fide offer for (i) the sale of all or substantially all of its assets; (ii) the sale of all or any of the assets associated with the Lease; (iii) the merger of a Party with another entity, after which Gerstell is not the survivor; (iv) consolidation of Gerstell with another entity, after which Gerstell owners no longer control more than fifty percent (50%) or more of the consolidated entity; or (v) the sale by Gerstell’s owners of more than fifty percent (50%) of the company, Gerstell (the “First Refusal Offer”) shall provide promptly and without delay to Sinclair a right of first refusal in accordance with this Section Three.  Before any such sale or transfer by Gerstell or its partners/members, the identity of the party to whom the assets are to be transferred (the “Third Party Acquirer”), the terms of such transfer and copies of all written agreements which Gerstell has entered into, subject to the terms of this First Refusal Right, or which Gerstell has indicated it will enter into if Sinclair does not exercise its rights hereunder.  Sinclair, who shall receive the First Refusal Notice shall have a period of thirty (30) days after receipt of such notice to exercise its rights to purchase the assets (or stock) according to the terms and conditions which Gerstell (or its partners/members) has negotiated with the Third Party Acquirer.  Sinclair, upon receiving the First Refusal Notice may, at any time prior to the expiration of its rights under this Section Three, including after receipt of the First Refusal Notice, transfer its rights of First Refusal to any third party upon the consent of the Party receiving the offer, which consent shall not be unreasonably withheld.  If, at the end of the thirty (30) day period, Sinclair (or its assignee) has not exercised its right of first refusal, then Gerstell or its stockholders may complete the proposed transaction with the Third Party Acquirer on the terms and conditions set forth in the First Refusal Notice; provided however, if Gerstell or its partners does not enter into a binding agreement with the Third Party Acquirer with respect to such transaction within sixty (60) days of the end of the thirty (30) day right of first refusal period, then Gerstell or its partners shall no longer be permitted to enter into such transaction without first complying again with the provision of this Section.

If any of the property subject to the Lease is proposed for sale, and part of the property proposed for sale is the New Building, then Gerstell, and/or its partners, hereby agrees that Sinclair shall share in the profits of the sale of the New Building, and shall be allocated all money related to the New Building, which allocation shall be done within 30 days of the close of the sale of the property, if such property includes the New Building, by taking the average of two written appraisals given by two mutually agreed upon third party appraisers.

4.               Sinclair shall pay Gerstell a total of Ten Thousand Dollars ($10,000) for the Rights of First Refusal, which payment shall be made within 30 days of the signing of this Amendment.

5.               The parties agree that if the bank proposes devaluing the property because of the right of first refusal, the parties hereby agree to negotiate in good faith to resolve the issue to the satisfaction of each of the parties.

6.               All of the terms shall have the meaning as defined in the original Lease, if not otherwise defined herein.

7.               Each of the other Lease terms shall remain in full force and affect and shall be not be changed by this Amendment No. 3.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 4 as of the date first above written.

Sinclair Media I, Inc.

/s/ Robin Smith
By: Robin Smith
Name:
Title: VP of Finance

Gerstell-Development Limited Partnership

/s/ J. Duncan Smith
By:
Name: J. Duncan Smith
Title: Limited Partner